EXHIBIT 99.1

Amyris Reports 164% Product Revenue Growth over Prior Year & Continued Strong Outlook

  Q1 2017 revenues of $13.0 million, up 47% over $8.8 million for Q1 2016
  Q1 2017 product sales of $8.3 million, up 164% over $3.1 million for Q1 2016 with Biossance sales also at a record level powered by successful debut at SEPHORA
  Anticipated equity financing of up to $95 million from Royal DSM and investors over two tranches and debt reduction of approximately $75 million

EMERYVILLE, Calif., May 15, 2017 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the first quarter ended March 31, 2017.

“We are pleased with our continued execution delivering increased product sales and very healthy revenue growth for Amyris,” said John Melo, Amyris President & CEO. “We are very excited to join with Royal DSM to accelerate product sales in health and nutrition markets, deliver better performing products and accelerate market access. With their support and that of our investors we have significantly strengthened our balance sheet and the company’s foundation as a leading company in its sector.”

Continued Melo, “Our product portfolio is growing at a faster rate than we expected within nutraceuticals, skin care and fragrance ingredients. We have evolved our business to predictable quarter on quarter product sales and continue to deliver on our strategic milestones for delivery of our collaboration revenue. While our competitors struggle to deliver material revenue and predictable growth we expect to deliver around $60 million of product revenue for 2017, or more than double from 2016, and we expect total revenue to be better than our 2017 plan.”

Key Highlights

Other key operating and development highlights during the first quarter and more recently included:

  Recorded record quarterly Biossance sales following successful launch into Sephora with the brand delivering high growth and expected to drive much better than expected 2017 results – growing from approximately $500,000 in 2016 total retail sales to over $10 million expected for 2017
  Growing Farnesene for Vitamin E oil from around $6 million in 2016 to around $20 million in 2017
  Significant progress in healthy sweeteners with expected commercial production in 2018 of low cost, best performing healthy sweetener to focus on sugar replacement market
  Announced up to $95 million in anticipated equity financing led by Royal DSM along with institutional investors over two tranches and announced in-process reduction of the company’s debt by approximately $75 million, significantly strengthening the company’s balance sheet

Financial Performance

First Quarter 2017

  Revenues for first quarter 2017 were $13.0 million compared with $8.8 million for the first quarter of 2016. The increase was driven by a significant increase in product sales, primarily in the personal care and health and nutrition markets, offset by a slight decline in collaboration revenue. Collaboration revenues contributed $4.7 million and were down from $5.7 million for the same quarter of 2016. Product sales of $8.3 million for the quarter were up 164% over $3.1 million for the first quarter of 2016.
  Q1 2017 selling, general and administrative expenses were $12.8 million, up slightly from $12.3 million for the same period a year ago. Research and development expenses of $14.8 million for the quarter were up from $11.9 million for first-quarter 2016 due to the company’s collaboration activity with the Defense Advanced Research Projects Agency (DARPA), Department of Energy (DOE) and Ginkgo Bioworks.
  Net loss attributable to Amyris common stockholders for the first quarter of 2017 was $37.4 million, or $0.13 per basic and diluted share. The net loss calculation included non-cash items such as a gain from changes in fair value of embedded derivatives and stock-based compensation expense. Adjusted net loss, excluding these items as well as gains and losses from debt extinguishment and tangible and non-tangible asset impairments, was $38.2 million, or $0.13 per basic share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, and other measures to the most directly comparable GAAP financial measure is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 17598744.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as anticipated equity financing and debt reduction, expected product portfolio growth rate and quarter on quarter product sales, anticipated delivery on milestones for delivery of collaboration revenue, expected 2017 Biossance retail sales, anticipated 2017 Farnesene for Vitamin E oil sales, and expected timing for commercial production of sweetener products, expected 2017 revenue, including product revenue), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding consummating proposed transactions, including the timing thereof, and growth in sales, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's annual report on Form 10-K filed on April 17, 2017. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, No Compromise, and Biossance are registered trademarks of Amyris, Inc. All other trademarks are trademarks of their respective owners.

-Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2016	2016
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,485	$28,524
Restricted cash	301	4,326
Accounts receivable, net	8,122	13,105
Related party accounts receivable	416	872
Inventories, net	7,077	6,213
Prepaid expenses and other current assets	5,652	6,083
Total current assets	24,053	59,123
Property, plant and equipment, net	53,045	53,735
Restricted cash	958	957
Equity and loans in affiliate	34	34
Other assets	16,794	15,464
Goodwill and intangible assets	560	560
Total assets	$95,444	$129,873

Liabilities, mezzanine equity, and stockholders' deficit
Current liabilities:
Accounts payable	$16,453	$15,315
Deferred revenue	3,487	5,288
Accrued and other current liabilities	31,806	29,188
Capital lease obligation, current portion	405	922
Debt, current portion	15,290	25,853
Related party debt	34,165	33,302
Total current liabilities	101,606	109,868
Capital lease obligation, net of current portion	405	334
Long-term debt, net of current portion	131,759	128,744
Related party debt	39,724	39,144
Deferred rent, net of current portion	8,691	8,906
Deferred revenue, net of current portion	6,650	6,650
Derivative liabilities	5,144	6,894
Other liabilities	7,716	7,841
Total liabilities	301,695	308,381

Mezzanine equity:
Contingently redeemable common stock	5,000	5,000

Amyris, Inc. stockholders’ deficit	(212,188)	(184,445)
Noncontrolling interest	937	937
Total stockholders' deficit	(211,251)	(183,508)
Total liabilities, mezzanine equity, and stockholders' deficit	$95,444	$129,873

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2017	March 31, 2016
Revenues
Renewables product sales	$8,292	$3,140
Grants and collaborations revenue	4,688	5,671
Total revenues	12,980	8,811
Costs and operating expenses
Cost of products sold	12,768	11,178
Research and development (1)	14,778	11,906
Sales, general and administrative (1)	12,778	12,266
Total costs and operating expenses	40,324	35,350
Loss from operations	(27,344)	(26,539)
Other income (expense):
Gain from change in fair value of derivatives and debt extinguishment (2)	2,435	21,462
Other income (expense), net	(12,503)	(10,116)
Total other income (expense)	(10,068)	11,346
Loss before income taxes and loss from investments in affiliates	(37,412)	(15,193)
Provision for (benefit from) income taxes	41	(115)
Net loss before loss from investments in affiliates	(37,371)	(15,308)
Net loss	$(37,371)	$(15,308)
Net loss attributable to noncontrolling interest	-	-
Net loss attributable to Amyris, Inc. common stockholders	$(37,371)	$(15,308)
Net loss per share attributable to common stockholders, basic	$(0.13)	$(0.07)
Net loss per share attributable to common stockholders, diluted	$(0.13)	$(0.12)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	289,079,103	207,199,563
Diluted	290,039,216	260,932,085

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$484	$491
Sales, general and administrative	1,162	1,560
	$1,646	$2,051

(2)	For the first quarter of 2017 and 2016, the Company recorded a non-cash gain from revaluation of its derivative liabilities, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the first quarter of 2017 primarily as a result of a decrease in Amyris's stock price since December 31, 2016.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2017	March 31, 2016

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(37,371)	$(15,308)
Stock-based compensation expense	1,646	2,051
(Gain) loss from change fair in value of derivatives & debt extinguishment	(2,435)	(21,462)
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(38,160)	$(34,719)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.13)	$(0.07)
Stock-based compensation expense	$0.01	$0.01
Gain (loss) from change fair in value of derivative and debt extinguishment	$(0.01)	$(0.10)

Net loss per share attributable to Amyris, Inc. common stockholders - Basic (Non-GAAP)	$(0.13)	$(0.17)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016

Product sales (GAAP & Non-GAAP)
Renewables	$8,292	$3,140
Product sales (GAAP & Non-GAAP)	$8,292	$3,140

Grants and collaborations revenue (GAAP)	$4,688	$5,671
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	264	(3,575)
Collaborations Inflows (Non- GAAP) (1)	$4,952	$2,096

Total Revenues (GAAP)	$12,980	$8,811
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	264	(3,575)
Total Cash Revenue Inflows (Non-GAAP) (1)	$13,244	$5,236

Cost of products sold (GAAP)	$12,768	$11,178
Depreciation and amortization	$(815)	(815)
Cost of products sold (Non-GAAP)	$11,953	$10,363

Adjusted Gross Profit / (Loss) (Non-GAAP) (2)	$1,291	$(5,127)
Gross Margin (%)	9.7%	-97.9%

Research and development (GAAP)	$14,778	$11,906
Stock-based compensation expense	(484)	(491)
Depreciation and amortization	(1,601)	(1,802)
Research and development (Non-GAAP)	$12,693	$9,613

Sales, general and administrative (GAAP)	$12,778	$12,266
Stock-based compensation expense	(1,162)	(1,560)
Depreciation and amortization	(209)	(278)
Sales, general and administrative (Non-GAAP)	$11,407	$10,428

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition.

(2)	Non-GAAP Adjusted Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com